Exhibit 99.1

Privileged & Confidential

Work Product

Prepared at the Direction of Counsel

Simpson Manufacturing Announces Commitment to Adopt Proxy Access

Bylaws Amendment

FOR IMMEDIATE RELEASE

February 23, 2017

PLEASANTON, CA – February 23, 2017 – Simpson Manufacturing Co. Inc. (NYSE: SSD) today announced that its board of directors has committed to amend the company’s bylaws to implement “proxy access,” reflecting the board’s commitment to best practices in corporate governance and taking actions in line with shareholder feedback.

The company said the board has committed to adopt the measure following a special meeting of shareholders scheduled for March 28, 2017. The proxy access bylaw will provide that a shareholder or group of not more than 20 shareholders owning at least three percent of the outstanding shares for at least three years will have the right to nominate two directors or 20 percent of the board, whichever is greater.

“Proxy access is a practice we have closely followed and discussed with our shareholders. Following a vote on the proposals we have put forth at the special meeting, proxy access is the natural next step in our steadfast and ongoing commitment to giving shareholders a voice,” said Simpson Manufacturing Chairman Peter Louras, Jr.

Simpson continues to proactively take steps to enhance its corporate governance and executive compensation practices, in line with shareholder feedback and best practices. At the upcoming special meeting, shareholders will have the opportunity to vote on the board’s proposals to both declassify the board of directors and to eliminate cumulative voting in the election of directors. Proxy access will be implemented regardless of the outcome of the two votes at the special meeting.

Details on that meeting can be found in the proxy statement filed with the SEC. Shareholders are not required to take any action at this time.

About Simpson Manufacturing Co. Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and fiber reinforcing materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Important Additional Information

Simpson Manufacturing Co., Inc. (the “Company), its directors and certain of its executive officers and other employees will be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s Special Meeting scheduled to be held on March 28, 2017 (the “Special Meeting”). The Company has filed a definitive proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock units and options is included in the Company’s SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website www.simpsonmfg.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for its 2016 annual meeting of shareholders and its 2016 Annual Report on Form 10-K for the year ended December 31, 2015. Information regarding the identity of participants, and their direct or indirect interests in the matters to be considered at the Special Meeting, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed by the Company with the SEC. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at http://www.simpsonmfg.com, by writing to the Company at 5956 W. Las Positas Blvd., Pleasanton, CA 94588, or by calling the Company’s proxy solicitor D.F. King at (212) 269-5550.

Contacts

Eric Savitz

esavitz@brunswickgroup.com

(415) 671-7676

Brian Baker

bbaker@brunswickgroup.com

(415) 671-7676